Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of May 17, 2019 (the “Effective Date”), by and between Dale Atkinson (the “Employee”) and NuScale Power, LLC (the “Company”).

WHEREAS, the Company desires to employ the Employee as Chief Operating Officer and Chief Nuclear Officer, under the terms of this Agreement; and

WHEREAS, any and all payments hereunder are intended to satisfy the “short-term deferral” exemption under Treas. Reg. §1.409-1(b)(4) and/or the “separation pay” exemption under Treas. Reg. §1.409-1(b)(9) such that no payment hereunder shall be deemed “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the continuing employment of the Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms have the meanings attributed to them:

a.	Board: the means the senior-level governing body for the Company (or its successor) in the form of a Board of Managers or Board of Directors of the Company, as applicable.

b.	Cause: as determined in the reasonable judgment of the Company, means the Employee’s (i) commission of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud against the Company; (iii) willful and material breach of Employee’s duties that has not been cured within thirty (30) days after written notice from the Company of such breach; (iv) intentional and material damage to the Company’s property; (v) material violation of Company policy or (vi) material breach by Employee of his/her Employee Proprietary Information and Inventions Assignment.

c.	Change in Control: has the meaning set forth in Exhibit B, the NuScale Power, LLC Change in Control Plan.

d.	Good Reason: means the Employee terminates his or her employment with the Company because, within the six (6) month period preceding the Employee’s termination, one or more of the following conditions arose and the Employee notified the Company of such condition within 90 days of its occurrence and the Company did not remedy such condition within 30 days:

(i)       a material diminution in the Employee’s base salary as in effect on the date hereof or as the same may be increased from time to time;

(ii)      a material diminution in the Employee’s authority, duties, or responsibilities;

(iii)     the relocation of the Employee’s principal place of employment outside a sixty-mile radius of Corvallis, Oregon; or

(iv)     any other action or inaction that constitutes a material breach by the Employer of this Agreement.

e.	Release: means a separation and non-competition agreement and release of claims, in substantially similar form to that attached hereto as Exhibit A.

f.	Termination Date: means the date of Employee’s termination with the Company (or its successor).

2.	Duties and Scope of Employment. The Company shall employ Employee in the position of Chief Operating Officer and Chief Nuclear Officer. Employee shall render such business and professional services in the performance of his/her duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to him/her by the Board, Managing Member, and the Chief Executive Officer (“CEO”).

3.	Obligations. While employed hereunder, Employee shall perform his/her duties faithfully and to the best of his/her ability. Employee shall not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board or CEO, provided, however, that Employee may engage in non-competitive business or charitable activities so long as such activities do not materially interfere with Employee’s responsibilities to the Company. Outside board seats shall be subject to the prior approval of the Board or CEO.

4.	Employment Term. Employee’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue on an “at-will” basis until terminated pursuant to Section 6 of this Agreement, and subject to the severance provisions therein.

5.	Compensation and Benefits.

a.	Base Salary. The Company shall pay Employee as compensation for Employee’s services hereunder an annual base salary of $ $386,964.31. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices.

b.	Annual Incentive Bonus. Employee shall be eligible to be paid, but is not guaranteed, an annual performance bonus for each calendar year in which Employee is employed, commencing with calendar year 2019, based on the achievement of certain Company performance goals, as determined by the Board. The Company has not currently established, but reserves the right to establish, individual Employee performance goals consistent with Employee’s position, though not inconsistent with the Company performance goals, that may also affect the payout of any Employee annual incentive bonus. Any suggested or target amount of any such annual incentive bonus shall be established as forty percent (40%) of Employee’s Base Salary. The amount to be determined shall be based upon review of the Company’s performance relative to the Company performance goals established by the Board each calendar year. If fully or partially earned, payment of the Annual Incentive Bonus for 2019 shall be paid on or before March 15, 2020. Each subsequent Annual Incentive Bonus shall be paid in the immediately following calendar year, no later than March 15th of such year.

c.	Benefits. Employee shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Employee shall also be entitled to paid vacation of four (4) weeks per year, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. The Company reserves the right to change or terminate its employee benefit plans and programs at any time, not including incentive bonuses established pursuant to this Section 5, severance or death benefits established pursuant to Section 6 of this Agreement, any other bonus or severance arrangements to which Employee might otherwise be entitled, or any outstanding equity rights or awards granted to Employee.

d.	Expenses. The Company shall reimburse Employee for reasonable business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.	Payments Upon Termination of Employment.

a.	Termination by Company for Cause; Voluntary Termination by Employee. In the event Employee’s employment with the Company is terminated for Cause by the Company or voluntarily by Employee without Good Reason (i) the Company shall pay Employee any earned but unpaid Base Salary due for periods prior to the Termination Date; (ii) the Company shall pay Employee all of Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by applicable law and in no event later than March 15th of the year following the Termination Date.

b.	Termination by Company without Cause or by Employee for Good Reason. The Company may terminate Employee’s employment without Cause at any time. If the Company terminates Employee’s employment with the Company without Cause or the Employee terminates for Good Reason, and in either event Employee signs and does not revoke a Release, then Employee shall be entitled to:

i.	Receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to three times his/her annual Base Salary and one hundred percent (100%) of any earned, pro-rated bonus, then in effect, for a period of twelve (12) months from the Termination Date, to be paid periodically in accordance with the Company’s normal payroll policies.

ii.	Receive a monthly cash payment (less applicable withholding taxes) in an amount equal to 100% of the applicable premium, less the 2% administrative charge, for family COBRA continuation coverage under the Company’s group health plan, determined as of the Termination Date, until the earliest of (a) the eighteen-month anniversary of the Termination Date, (b) the date Employee is no longer eligible to receive COBRA continuation coverage, and (c) the date on which the Employee becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if, in the Company’s discretion, payments would violate the nondiscrimination rules or result in the imposition of penalties under the Affordable Care Act and the related regulations and guidance promulgated thereunder or any other applicable law, the Company shall cease to have an obligation for this payment.

c.	Death. In the event of Employee’s death while employed hereunder, Employee’s beneficiary (or such other person(s) specified by will, Employee estate planning documents, or applicable laws of descent and distribution) shall receive a lump sum payment within forty-five (45) days of Employee’s death equal to (i) any earned and unpaid Base Salary, (ii) Employee’s accrued and unused vacation, (iii) Employee’s Annual Incentive Bonus to which Employee would have been entitled, prorated to the date of Employee’s death, and (iv) payment of the amounts otherwise due under paragraph 6(b)(i), above. In addition, the Company shall pay 100% of the COBRA premium for up to 18 months of continuation coverage under the Company’s group health plan for the Employee’s surviving spouse and any dependent children, provided they were covered under the Company’s group health plan on the date of Employee’s death and timely elect COBRA continuation coverage. Notwithstanding the foregoing, the COBRA subsidy shall terminate and the Company shall have no further obligation upon the earlier of (i) the date COBRA coverage terminates, and (ii) the date such subsidy may, in the Company’s discretion, violate the nondiscrimination rules of or result in the imposition of penalties under the Affordable Care Act and the regulations and guidance promulgated thereunder or any other applicable law. Notwithstanding the provision in Section 11.e, any options granted to Employee pursuant to an Equity Incentive Plan shall, in the event of Employee’s death while employed, be transferred to Employee’s beneficiary (or such other person(s) specified by will, Employee estate planning documents, or applicable laws of descent and distribution). The Equity Incentive Plan then in effect will control when and whether such options have vested and whether and how they may be exercised.

d.	Non-Compete, Solicitation and Confidentiality. None of the benefits and compensation specified in this Section 6 shall be provided if it is determined by arbitration as set forth below that the Employee has breached Employee’s non-compete agreement at any point during the term of Employee’s employment. Further, the payment of any benefits or compensation specified in this Section 6 shall immediately cease and be forfeit if the Company determines that the Employee has breached his/her non-compete agreement at any point after the Termination Date.

e.	Change in Control. An Employee is a participant in NuScale Power, LLC Change in Control Plan (the “Plan”) if Employee has been so-designated in Appendix A of the Plan and a copy of the Plan (excluding Appendix A) is attached hereto as Exhibit B. If the Employee is a participant in the Plan, in the event of a Change of Control the terms of the Plan shall control. If Employee is not a Plan Participant, then Exhibit B to this Employment Agreement is intentionally blank.

7.	No Impediment to Agreement. Employee hereby represents to the Company that Employee is not, as of the date hereof, and shall not be during Employee’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and shall not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Employee’s ability to enter this Agreement and to perform the duties of Employee’s employment.

8.	Dispute Resolution.

a.	Mediation. In the event of any dispute or claim arising out of, in connection with, or related to this Agreement, the parties shall first meet and confer in good faith to fairly and equitably resolve the dispute. Such meeting shall occur within seven days of the date of notice implementing this dispute resolution process. If the parties cannot resolve the issue within 10 days following such meeting, then they shall mediate the matter within 30 days after their meeting, under the auspices of Arbitration Service of Portland (“ASP”), or if that entity fails or declines to serve, such other similar service or organization as agreed by the parties to this Agreement.

b.	Arbitration. Should the parties be unable to resolve any such dispute through such mediation, they agree that binding arbitration shall be the exclusive remedy for any such claim or dispute. Any arbitration shall be conducted through ASP in Portland, Oregon, using a single arbitrator agreed upon by the parties, or if the parties are unable to agree on an arbitrator, selected by the parties alternatively striking names off a list of seven arbitrators provided by ASP. Such arbitration shall be conducted under the employment arbitration rules of ASP. Advance costs of the arbitration shall be divided equally between the parties. If the arbitrator finds, based on all the facts and circumstances, that the conduct of or the claims made by a party were unreasonable or substantially without merit, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses (including expert witness fees) incurred in connection with the arbitration and any subsequent litigation, together with the costs of the arbitration, from the party asserting unreasonable or meritless claims, in addition to all other remedies provided in law or in equity. Judgment on the arbitration award may be entered by any court of competent jurisdiction. Should any party to this Agreement institute any legal action or administrative proceeding against the other with respect to any Claim or arbitrable dispute related to this Agreement without first engaging in binding arbitration as provided herein, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorney’s fees incurred as a result of that breach.

9.	Successors; Personal Services. The services and duties to be performed by the Employee hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee, the Employee’s heirs and representatives.

10.	Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the CEO.

11.	Miscellaneous Provisions.

a.	Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

b.	Entire Agreement. This Agreement shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof.

c.	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Oregon without reference to any choice of law rules.

d.	Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

e.	No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

f.	No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

g.	Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of all applicable income, health insurance and employment taxes.

h.	Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

i.	No Changes to Other Agreements. The terms of this Agreement do not in any way alter the terms and conditions of the NuScale Power, LLC Option Agreement, the Operating Agreement of NuScale Power, LLC, or the Unit Option Agreement, which, in the event of a conflict, shall take precedence over this Agreement.

j.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

k.	Section 409A. Any payments made under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” as defined under Section 409A. If the time period for considering and revoking a Release starts in one taxable year and ends in the next taxable year, applicable payments shall be made in the second taxable year.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:
Date

By

Title

EMPLOYEE:	/s/ Dale Atkinson
Dale Atkinson

7/11/19
Date

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

EXHIBIT A

FORM OF SEPARATION AND NON-COMPETITION

AGREEMENT AND RELEASE OF CLAIMS

The following is a form of separation and non-competition agreement and release of claims (the “Release”). This template is subject to being updated at the sole discretion of NuScale Power, LLC (“NuScale”) to comply with applicable law at the time of separation, to provide for the parties, to add any recitals appropriate to the release at the time that it is executed, such as to provide specific reference to the consideration associated with the Release, and to make similar changes. All consideration for executing the Release in its final form is described in the Agreement.

1.                   General Release. In exchange for the promises, covenants and consideration described in this Release, [Executive Name] releases and forever discharges NuScale from any and all claims, demands, actions, suits, causes of action, debts, accounts or controversies of any nature whatsoever, whether known or unknown, whether asserted or unasserted, that [Executive Name] had or may have had against NuScale through the date of this Release. This release includes, without limitation, all claims that [Executive Name] may assert against NuScale arising out of, or in any way related to, [Executive Name]’s employment by, and separation of, employment with NuScale, and all claims that were asserted or could have been asserted by [Executive Name] against NuScale, and any and all actions or omissions by NuScale up to and including the date of this Release. This release also includes, without limitation, any and all claims under any state, federal or local law or other authority, including, but not limited to, any claim for additional compensation in any form and any claim arising under any statutes or regulations pertaining to wages, conditions of employment or discrimination in employment, including, without limitation, Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988); the Civil Rights Act of 1991; the Equal Pay Act; the Age Discrimination in Employment Act (“ADEA”) including the Older Workers Benefit Protection Act of 1990 (“OWBPA”); the Equal Pay Act of 1963; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Rehabilitation Act of 1973; §§ 503 and 504 of the Vocational Rehabilitation Act; the Americans with Disabilities Act and amendments thereto; the Uniform Services Employment and Reemployment Rights Act; the Davis-Bacon Act; the Walsh-Healey Act; the Employee Retirement Income Security Act; the Contract Work Hours and Safety Standards Act; Executive Order 11246; from any and all claims arising under federal, state, or local laws prohibiting employment discrimination or retaliation based on [PLAINTIFF’S] race, color, religion, sex, pregnancy, sexual orientation, national origin, marital status, age, expunged juvenile records, whistleblowing activity, disability, handicap, veteran status, invocation of the workers’ compensation system, service in a uniformed service, membership in an organized militia of the state, initiation of aid in administrative, criminal, or civil proceedings, invocation of the Oregon Family Leave Act, the Oregon Military Family Leave Act; Chapter 659A of the Oregon Revised Statutes, or claims arising out of any legal restrictions on an employer’s right to terminate an employee; and any regulations under or amendments of such authorities. This release also extends to all claims of any kind under any constitutional, contract, tort or other legal, equitable or statutory theories. Claims not covered by the release provisions of this Release are (i) claims for unemployment insurance benefits, (ii) claims for workers’ compensation benefits, and (iii) any other rights that may not be legally released by private agreement as a matter of public policy.

2.                   Acknowledgement of Rights and Waiver and Release of Claims Under the Age Discrimination in Employment Act. [Executive Name] further acknowledges that this Release includes a release of all claims under the ADEA and is subject to the terms of the OWBPA, which provides that an individual cannot waive a right or claim under the ADEA unless such waiver is knowing and voluntary. Pursuant to the requirements of the ADEA and OWBPA, [Executive Name] acknowledges that she has been advised: (a) that this Release includes, but is not limited to, all rights or claims arising under the ADEA up to and including the date of execution of this Release; (b) that she has the right to consult with an attorney or other advisor of [Executive Name]’s choosing concerning her rights and obligations under this Release; (c) that she has the right to fully consider the release before executing it and that [Executive Name] has been afforded ample time and opportunity, at least twenty-one (21) days, to do so; and (d) that her release of claims under the ADEA shall become effective and enforceable on the eighth (8th) day after [Executive Name] signs and delivers this Release to NuScale, provided she has not revoked her ADEA/OWBPA release by delivering written notification within seven (7) days after delivery of the signed Release to NuScale’s General Counsel, 6650 SW Redwood Ln., Suite 210, Portland, OR 97224. If [Executive Name] revokes her ADEA/OWBPA release within the seven (7) day period, her release of all other claims in this Release shall remain in full force and effect as of the date of his/her signature.

3.                   Covenant Not to Sue; No Right of Recovery in Administrative Action. [Executive Name] covenants that she will not initiate any legal action of any kind against NuScale for any action or omission by NuScale through the date of this Release. This does not preclude [Executive Name] from filing a charge or complaint or from cooperating with the Equal Employment Opportunity Commission or any other federal, state or local administrative body or government agency. [Executive Name] agrees, however, that she shall not be entitled to receive any benefit from or obtain any relief through any such charge or complaint, whether filed by [Executive Name] or on [Executive Name]’s behalf, based upon claims arising from or attributable in any way to her employment by or separation of employment with NuScale.

4.                   Release Effective Despite Discovery of New Facts. This Release shall operate as a full and complete general release of NuScale, notwithstanding the discovery of any different or additional facts.

5.                   Restrictive Covenants.

a.	Non-Solicitation Covenant. For one (1) year after my employment with NuScale terminates, regardless of the reason for termination, I will not (a) directly or indirectly solicit business related to small modular reactor development or deployment from any person or entity which then is or was a NuScale customer, client or prospect during the twelve (12) months prior to termination; (b) induce any such person or entity to cease or reduce their business relationship with NuScale; (c) induce any person to leave the employment of NuScale; or ( d) directly or indirectly hire or use the services of any NuScale employee unless I obtain NuScale’s written consent. I will not aid others in doing anything I am prohibited from doing myself under this paragraph, whether as an employee, officer, director, shareholder, partner, consultant or otherwise . For purposes of this paragraph, the term “solicit” includes (i) responding to requests for proposals and invitations for bids for small modular reactors ; (ii) initiating contacts with customers, clients, or prospects of NuScale for the purpose of advising them that I no longer am employed by NuScale and am available for work which is competitive with the services offered by NuScale for the development and deployment of small modular reactors; and (iii) participating in joint ventures or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this Release. The term “NuScale employee” includes any then current employee of NuScale or any person who has left the employ of NuScale within the then previous six (6) months. The terms “NuScale client” and “NuScale customer” include any parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. “NuScale prospect” means any person or entity to which NuScale has submitted disclosed information protected by a Non-disclosure agreement (NDA) for the purposes of soliciting their interest in acquiring a NuScale Plant, including but not limited to any potential customer for whom the NuScale has submitted a bid or proposal within the then immediately preceding six (6) months. For purposes of this Section 7 only, the term “development” means making application to the NRC for design certification of a small modular reactor or the preparation of engineering designs, drawings, technical specifications, calculations or diagrams for a small modular reactor, or raising the financing for any of the proceeding. The term “deployment” means to manufacture, assemble and deliver a small modular reactor, or the financing thereof.

b.	Noncompetition Covenant. For one (1) year following termination of my employment for any reason, I will not directly or indirectly Compete ( defined below) with NuScale anywhere NuScale is doing or planning to do business, nor will I engage in any other activity which would conflict with the NuScale’s business, or interfere with my obligations to the NuScale. “Compete” means directly or indirectly: (i) have any financial interest in; (ii) join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, principal or shareholder with ( except as holder of not more than five percent (5%) of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded); (iii) provide services in any capacity to those participating in the ownership, management, operation or control of; and/or (iv) act as a consultant or subcontractor to, a Competitive Business (defined below). “Competitive Business” means any corporation, proprietorship, association or other entity or person engaged in the sale, production and/or development of products or the rendering of services of a kind similar to or competitive with that sold, produced, developed or rendered by NuScale for small modular reactor development or deployment as of the date my employment terminates, unless I obtain the NuScale’s written consent. Any electric utility or business that sells, produces or develops products or renders services for large scale nuclear reactors or related to fossil fuels, in each case so long as the electric utility or business does not sell, produce or develop products or render services for small scale nuclear reactor development or deployment, shall not constitute a “Competitive Business” for purposes of this Release.

NuScale agrees at its sole discretion to release me from my obligations under this Section 5.b. in the event NuScale ceases to do business or makes a filing under the U.S. Bankruptcy Code. Such release will not be unreasonably withheld, delayed or conditioned.

I acknowledge that NuScale informed me of my non-compete obligations in a written employment offer received by me at least two weeks before the first day of my employment, that a noncompetition agreement is required as a condition of employment. NuScale reserves, at NuScale’s sole discretion, all of the options under ORS 653.295 for enforcement of this noncompetition agreement for up to one (1) year from the date of this Release.

6.                   Non-disparagement. [Executive Name] agrees to refrain from any defamation, libel or slander of NuScale and from making any negative or derogatory comments concerning NuScale, and to refrain from interfering in any way with the business relationships of NuScale. This paragraph in no way limits [Executive Name]’s ability to testify truthfully if required by law or lawful order to do so, regardless of whether the testimony may be perceived as negative or derogatory.

7.                   No Admission. This Release is made and entered into for the purpose of settling and compromising any disputes between the Parties. This Release is not, and shall not be construed as, an admission of any sort by NuScale. NuScale expressly denies any liability to [Executive Name] and enters into this Release solely to avoid the expense and inconvenience of litigating, arbitrating and/or defending any potential claims or counterclaims.

8.                   Confidential Release. [Executive Name] agrees and represents that she will keep strictly confidential each of the terms of this Release and the existence of this Release and its negotiation, and any actions taken in accordance with this Release, including, without limitation, the amount of the Payment referenced in Paragraph 8 above. [Executive Name] may only disclose the terms of this Release to the following persons: (a) her immediate family; (b) her tax preparer or accountant, who she has retained and is compensating; (c) governmental taxing authorities; (d) her attorneys; (e) her treating physician and/or mental health counselor; or (f) as otherwise required by law. In the event of such disclosure, [Executive Name] will take reasonable steps to ensure that confidentiality is maintained. Except as set forth above, [Executive Name] represents that she has not disclosed any of the terms of this Release prior to the execution of this Release. If suit is necessary to enforce this term, the prevailing party shall be entitled to receive its costs and attorney fees so incurred. NuScale will similarly treat this Release as confidential, treating it in accordance with its business procedures for proprietary and confidential information. NuScale will not disclose any terms of this Release to any employee who does not need to know, other than disclosure to employees of the terms necessary to enforce the terms of this Release.

9.                   Disputes and Attorney Fees. Any Disputes arising out of this Release shall be resolved as provided for in the Agreement. In any proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its attorney fees and all other fees, costs and expenses actually incurred and reasonably necessary in connection therewith.

10.                Survival of Terms. If one or more of the provisions contained in this Release shall for any reason be invalid or unenforceable, such provision or provisions may be modified by an arbitrator or appropriate judicial body so that they are valid and/or enforceable. If any provision is stricken, the remaining provisions of this Release shall remain valid and enforceable.

11.                Integrated Agreement. This Release contains the entire agreement and understanding between the Parties and supersedes and replaces all prior negotiations and proposed agreements, written or oral. No amendments, modifications or supplements to this Release may be made other than by a writing signed by the Parties. The terms of this Release are contractual and not a mere recital.

12.                Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument binding on all Parties. Furthermore, signatures delivered by fax or electronically transmitted by email shall have the same force, validity and effect as the originals.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the NuScale by its duly authorized officer, as of the day and year first above written.

FOR:	[Executive]	FOR:	NUSCALE POWER, LLC

By:		By:
	(Signature)	(Authorized Signature)
Name:		Name:
Title:

Date:	Date:

EXHIBIT B

NUSCALE POWER, LLC CHANGE IN CONTROL PLAN